Exhibit 99.1

For Immediate Release

Crown Media Holdings Announces Renewal of Distribution

Agreement with Time Warner Cable

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STUDIO CITY, CA - February 21, 2008 -- Crown Media Holdings, Inc. (NASDAQ: CRWN), owner and operator of Hallmark Channel and Hallmark Movie Channel, today announced it has renewed its distribution agreement for Hallmark Channel with Time Warner Cable for a multi-year term.

Under the new deal, Time Warner Cable, which provides Hallmark Channel to 12 million homes, will have the right to continue its distribution of Hallmark Channel as well as the opportunity for distribution of both the standard definition and high definition versions of Hallmark Movie Channel.

"We are delighted to announce the news of the renewal of our affiliation agreement with Time Warner Cable," said Henry Schleiff, President and CEO, Crown Media Holdings, Inc. "They are an extremely important partner in our efforts to continue providing the very best in family friendly programming, and this agreement is a sign of our mutual respect and desire to provide quality, fair price and service to our subscribers and viewers."

We're pleased that we were able to reach a mutually beneficial agreement for the Hallmark Channel, which carries both a strong brand and highly rated programming," said Melinda Witmer, Executive Vice President and Chief Programming Officer for Time Warner Cable.

About Time Warner Cable

Time Warner Cable is the second-largest cable operator in the U.S., with technologically advanced, well-clustered systems located mainly in five geographic areas - New York state (including New York City), the Carolinas, Ohio, southern California (including Los Angeles) and Texas. As of December 31, 2007, Time Warner Cable served approximately 14.6 million customers who subscribed to one or more of its video, high-speed data and voice services.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes Hallmark Channel in the U.S. to 84 million subscribers. The program service is distributed through 5,450 cable systems and communities as well as direct-to-home satellite services across the country.   Hallmark Channel consistently ranks among the top ten ad-supported cable networks in Prime Time and Total Day household ratings and is the nation's leading network in providing quality family programming. Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel and will launch Hallmark Movie Channel HD in April of 2008.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

For more information, please visit www.hallmarkchannelpress.com.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company's most recent 10-K and 10-Q Reports. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Investors

Mindy Tucker

IR Focus

914.725.8128

mindy@irfocusllc.com

Press

Nancy Carr

Hallmark Channel

818.755.2643

nancycarr@hallmarkchannel.com

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